                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 29549

                                ----------------

                               AMENDMENT NO. 1 TO
                                 SCHEDULE 14D-1
               TENDER OFFER STATEMENT PURSUANT TO SECTION 14(d)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                           CENTURY PROPERTIES FUND XX
                            (Name of Subject Company)

                             AIMCO PROPERTIES, L.P.
                                    (Bidder)

                      UNITS OF LIMITED PARTNERSHIP INTEREST
                         (Title of Class of Securities)

                                      NONE
                      (CUSIP Number of Class of Securities)



                                 PATRICK J. FOYE
                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                     1873 SOUTH BELLAIRE STREET, 17TH FLOOR
                             DENVER, COLORADO 80222
                                 (303) 757-8101
            (Name, Address and Telephone Number of Person Authorized
           to Receive Notices and Communications on Behalf of Bidder)


                                ----------------

                            CALCULATION OF FILING FEE

--------------------------------------------------------------------------------
Transaction Valuation*     $22,249.48                Amount of Filing Fee: $4.45
--------------------------------------------------------------------------------

* For purposes of calculating the fee only. This amount assumes the purchase of 27,811.85 units of limited partnership interest of the subject partnership for $0.80 per unit. The amount of the filing fee, calculated in accordance with Section 14(g)(1)(B)(3) and Rule 0-11(d) under the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the aggregate of the cash offered by the bidder.

[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number or the form or schedule and the date of its filing.


Amount Previously Paid:    $4.45             Filing Parties:   AIMCO Properties


Form or Registration No.:  Schedule 14D      Date Filed:          June 16, 1999




                         (Continued on following pages)

                               AMENDMENT NO. 1 TO
                                 SCHEDULE 14D-1


         This Statement (the "Statement") constitutes Amendment No. 1 to the initial Schedule 14D-1 of AIMCO Properties, L.P. (the "AIMCO OP"), relating to AIMCO OP's offer to purchase units of limited partnership interest ("Units") of Century Properties Fund XX (the "Partnership"), originally filed with the Securities and Exchange Commission on June 16, 1999 by AIMCO/IPT, Inc., Insignia Properties, L.P., AIMCO OP, AIMCO-GP, Inc. and Apartment Investment and Management Company. The item numbers and responses thereto are set forth below in accordance with the requirements of Schedule 14D-1.

ITEM 11. MATERIAL TO BE FILED AS EXHIBITS.

         (a)(1)   Offer to Purchase, dated June 11, 1999.
         (a)(2)   Letter of Transmittal and related Instructions.
         (a)(3) Letter, dated June 11, 1999, from AIMCO OP to the Limited Partners of the Partnership.
         (a)(4)   Supplement to Offer to Purchase, dated July 8, 1999.
         (a)(5) Letter, dated July 8, 1999, from AIMCO OP to the Limited Partners of the Partnership.
         (b) Amended and Restated Credit Agreement (Unsecured Revolver-to-Term Facility), dated as of October 1,
                  1998, among AIMCO OP, Bank of America National Trust and Savings Association, and BankBoston, N.A.
                  (Exhibit 10.1 to AIMCO's Current Report on Form 8-K, dated October l, 1998, is incorporated herein by this reference).
         (b)(2) First Amendment to Credit Agreement, dated as of November 6, 1998, by and among AIMCO OP, the financial institutions listed on the signature pages thereof and Bank of America National Trust and Savings Association (Exhibit 10.2 to AIMCO's Annual Report on Form 10-K for the fiscal year ended
                  December 31, 1998, is incorporated herein by this reference).
         (c)      Not applicable.
         (d)      Not applicable.
         (e)      Not applicable.
         (f)      Not applicable.

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 8, 1999
                                             AIMCO/IPT, INC.

                                             By:  /s/ Patrick J. Foye
                                                  -----------------------------
                                                  Executive Vice President

                                             INSIGNIA PROPERTIES, L.P.

                                             By:  AIMCO/IPT, INC.
                                                  (General Partner)

                                             By:  /s/ Patrick J. Foye
                                                  -----------------------------
                                                  Executive Vice President

                                             AIMCO PROPERTIES, L.P.

                                             By:  AIMCO-GP, INC.
                                                  (General Partner)

                                             By:  /s/ Patrick J. Foye
                                                  -----------------------------
                                                  Executive Vice President

                                             AIMCO-GP, INC.

                                             By:  /s/ Patrick J. Foye
                                                  -----------------------------
                                                  Executive Vice President

                                             APARTMENT INVESTMENT
                                             AND MANAGEMENT COMPANY

                                             By:  /s/ Patrick J. Foye
                                                  -----------------------------
                                                  Executive Vice President

                                  EXHIBIT INDEX


     EXHIBIT NO.                 DESCRIPTION
     -----------                 -----------
         (a)(1)   Offer to Purchase, dated June 11, 1999.
         (a)(2)   Letter of Transmittal and related Instructions.
         (a)(3)   Letter, dated June 11, 1999, from AIMCO OP to the
                  Limited Partners of the Partnership.
         (a)(4)   Supplement to Offer to Purchase, dated July 8, 1999.
         (a)(5)   Letter, dated July 8, 1999, from AIMCO OP to the Limited
                  Partners of the Partnership.
         (b)      Amended and Restated Credit Agreement (Unsecured
                  Revolver-to-Term Facility), dated as of October 1,
                  1998, among AIMCO OP, Bank of America National Trust
                  and Savings Association, and BankBoston, N.A.
                  (Exhibit 10.1 to AIMCO's Current Report on Form 8-K,
                  dated October l, 1998, is incorporated herein by this
                  reference).
         (b)(2)   First Amendment to Credit Agreement, dated as of
                  November 6, 1998, by and among AIMCO OP, the
                  financial institutions listed on the signature pages
                  thereof and Bank of America National Trust and
                  Savings Association (Exhibit 10.2 to AIMCO's Annual
                  Report on Form 10-K for the fiscal year ended
                  December 31, 1998, is incorporated herein by this
                  reference).
         (c)      Not applicable.
         (d)      Not applicable.
         (e)      Not applicable.
         (f)      Not applicable.